UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania		19006
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (215) 830-0777

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Edward L. Erickson decides not to stand for re-election as director

On January 24, 2007, Edward L. Erickson, who currently serves as Chairman of the Board of Directors (the “Board”) of Immunicon Corporation (“Immunicon”), announced to the Board his decision to not stand for re-election as a director at this year’s annual meeting of Immunicon’s stockholders. Mr. Erickson’s decision is the final step in Immunicon’s top management succession plan, as described in that certain Current Report on Form 8-K filed on November 15, 2005, whereby, among other things, Byron D. Hewett replaced Mr. Erickson as Immunicon’s Chief Executive Officer effective January 1, 2006 and Mr. Erickson agreed to serve as Chairman of the Board in a non-executive capacity until at least Immunicon’s next annual meeting of stockholders.

Mr. Erickson’s decision not to stand for re-election as a director at this year’s annual meeting of stockholders is not a result of any disagreement with Immunicon on any matter relating to Immunicon’s operations, policies or practices but is, as stated above, merely the final step in completing Immunicon’s management succession plan. Mr. Erickson intends to continue to serve in his capacity as a director over the coming months until Immunicon’s 2007 annual meeting of stockholders.

Executive Officer Cash Bonuses for Performance in 2006

On January 24, 2007, the Compensation Committee of the Board recommended and the Board approved, cash bonus payments to executive officers for achieving specific performance objectives during 2006. The cash bonus plan for 2006 consisted of payment of a percentage of 2006 base salary based on achievement of target revenue goals, key corporate activity goals, key research and development objectives and officer-specific goals. The Compensation Committee recommended and the Board approved the following cash bonus payments to executive officers, representing 120% of the previously disclosed target bonuses for 2006.

Name	Title	2006 Cash Bonus
Byron D. Hewett	President and Chief Executive Officer	$204,000
Leon W.M.M. Terstappen, M.D., Ph.D.	Senior Vice President of Research and Development, Chief Scientific Officer	$132,000
James G. Murphy	Senior Vice President of Finance and Administration, Chief Financial Officer	$120,000
James L. Wilcox	Chief Counsel and Secretary	$84,000
Michael Kagan	Vice President, Operations	$78,000

Executive Officer Compensation for 2007

On January 24, 2007, the Compensation Committee of the Board recommended and the Board approved changes to the cash compensation of its executive officers. These changes are effective as of January 1, 2007 and supersede the compensation arrangements with respect to executive officers that were in effect immediately prior to this date. The executive officer cash compensation for fiscal year 2007 is as follows:

Name	Title	Base Salary	Target Bonus*
Byron D. Hewett	President and Chief Executive Officer	$363,000	$181,500
Leon W.M.M. Terstappen, M.D., Ph.D.	Senior Vice President of Research and Development, Chief Scientific Officer	$302,500	$136,125
James G. Murphy	Senior Vice President of Finance and Administration, Chief Financial Officer	$275,000	$123,750
James L. Wilcox	Chief Counsel and Secretary	$236,900	$71,070
Michael Kagan	Vice President, Operations	$221,450	$66,435

*	Target bonuses are guidelines only and actual bonuses payable to the listed executive officers for 2007 performance are subject to review and evaluation by the Compensation Committee of the Board and approval by the Board.

In addition to the cash compensation above, the Board also approved restricted stock grants of Immunicon’s common stock to the executive officers, which grants were effective as of January 24, 2007. The restricted stock grants vest annually over a three-year period from the date of grant. Mr. Hewett received 35,000 restricted shares, Mr. Terstappen and Mr. Murphy received 25,000 restricted shares each, and Mr. Wilcox and Mr. Kagan received 8,000 restricted shares each.

Non-Employee Director Compensation

On January 24, 2007, the Board approved changes to the equity compensation of and re-approved the current cash compensation of its non-employee directors. This compensation arrangement is effective as of January 1, 2007 and supersedes the compensation arrangement with respect to non-employee directors that was in effect immediately prior to this date.

Effective January 1, 2007, the equity compensation of Immunicon’s non-employee directors is as follows:

•	Upon election to the Board, a new director will receive a restricted stock grant of 7,143 shares of common stock of Immunicon.

•	Each director will receive an annual restricted stock grant of 4,286 shares of common stock of Immunicon.

•	Each director who chairs a committee of the Board will receive an annual restricted stock grant of 1,143 shares of common stock of Immunicon.

•	The Chairperson of the Board will receive an annual restricted stock grant of 5,715 shares of common stock of Immunicon.

•	The restricted stock grants discussed above will vest 50% on the first anniversary of the date of grant (January 24, 2007) and 50% on the second anniversary of the date of grant.

Effective January 1, 2007, the cash compensation of Immunicon’s non-employee directors, which remains unchanged from 2006, is as follows:

•	$15,000 annual cash retainer for each director.

•	$50,000 annual cash retainer for the Chairperson of the Board, without any further payment.

•	$10,000 annual cash retainer for the Audit and Compliance Committee chair.

•	$5,000 annual cash retainer for the Compensation Committee chair.

•	$5,000 annual cash retainer for the Nominating and Governance Committee chair.

•	$2,500 meeting fee for each director for each meeting of the Board attended in person.

•	$750 meeting fee for each director for each meeting of the Board attended via conference telephone.

•	$750 meeting fee for each committee member for each meeting of a committee of the Board attended in person.

•	$750 meeting fee for each committee member for each meeting of a committee of the Board attended via conference telephone.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date: January 30, 2007	By:	/s/ JAMES G. MURPHY
	Name:	James G. Murphy
	Title:	Senior Vice President, Finance and Administration and Chief Financial Officer